FOR IMMEDIATE RELEASE
CONTACT: Gregg J. Wagner, President and CEO
PHONE:   215-513-2391

HARLEYSVILLE NATIONAL CORPORATION HOLDS ANNUAL MEETING
Chairman, Walter E. Daller honored by PA Senator, Robert Wonderling, for his years of service

HARLEYSVILLE, PA (April 14, 2005) -Chairman Walter E. Daller, Jr., was honored with a citation from PA State Senator, Robert Wonderling, Tuesday at Harleysville National Corporation’s (Nasdaq: HNBC) (HNC) Annual Meeting of Shareholders held at Presidential Caterers, Norristown. Daller received the citation upon the occasion of his retirement, which occurred on March 31, for his 43 years of service to the Company as well as his role in shaping the banking industry and local community. Wonderling referred to Daller as, “a national treasure.”
During the meeting, Daller was also honored by the HNC Board of Directors through a presentation highlighting his career achievements as well as remarks by current president and chief executive officer (CEO), Gregg J. Wagner, who gave examples of ways Daller’s influence has helped customers, employees and community organizations succeed.
During the business portion of the event, three Class C Directors were elected. Wagner was elected to the position for the first time while current HNC Board members, James A. Wimmer, an attorney with Philip & Wimmer, Palmerton, and William M. Yocum, president, W.M. Yocum Machine Company, Creamery, were re-elected. All individuals’ terms will extend through 2009.
In his remarks, Wagner thanked the HNC board for giving him the opportunity to lead the organization. He stated, “I am very proud to be a part of a company that is dedicated to providing exceptional service to its customers, has a highly qualified, proven management team and is committed to providing superior performance for our shareholders.” Wagner also introduced members of HNC’s executive management team who each gave presentations on the organization’s 2004 performance and its strategic initiatives for the current year.
--more--

483 Main Street, P.O. Box 195 ·Harleysville, Pennsylvania 19438-0195
1-800-423-3955 · www.hncbank.com

ADD ONE OF TWO / HNC SHAREHOLDERS MEETING
Executive vice president, chief operating officer (COO) and chief financial officer (CFO), Michael B. High, discussed the company’s performance in 2004 - its 29th consecutive year of increased earnings and 30th year of increased dividends noting a 9.2% rise in net income. He also demonstrated HNC’s performance versus its peer group of $1-5 billion banks stating that HNC has outperformed the peer group for the last five years as of December 31, 2004.
Harleysville National Bank (HNB) president and CEO, Deb M. Takes, discussed some of the changes HNB underwent in 2004. These included consolidating the charters of Harleysville National, Citizens National and Security National under the umbrella of Harleysville National Bank, updating the bank’s logo and tagline, achieving strong core deposit and loan growth and partnering with Montgomery County Community College for the “Starting a Successful Woman-Owned Business” certificate series, which continues to grow today. She stated, “Your company is moving forward on several fronts to increase our market presence, increase our market share and take the lead on several important community initiatives.” Takes noted that in 2005 HNB will continue to work to build value in every customer relationship and boost market presence through the opening of two new branches in Dorneyville (Allentown) and Warminster, PA.
John W. Eisele, President of Millennium Wealth Management & Private Banking (MWMPB), a division of HNB, outlined its plan to better serve customers by identifying the their individual needs and developing customized solutions to meet them. He introduced MWMPB’s various products and services for private banking, wealth management and investment management and reviewed MWMPB’s service area which encompasses the same 9 county area as the HNB network.

--more--

483 Main Street, P.O. Box 195 ·Harleysville, Pennsylvania 19438-0195
1-800-423-3955 · www.hncbank.com

ADD TWO OF TWO / HNC SHAREHOLDERS MEETING
Announced during their February 2005 meetings were new appointments to both the HNB and HNC Boards of Directors. New HNB board appointees include Wagner, Wimmer and Stephanie S. Mitchell. All individuals are currently members of the HNC Board of Directors. Mitchell is secretary and treasurer of Cole Candy & Tobacco Company, Pottstown and secretary for R.C. Smith Industries, Inc., also in Pottstown. Additionally, Takes was elected to the HNC Board of Directors. She is currently a member of the HNB Board of Directors.
Following Tuesday’s meeting HNC accepted the resignation of Vincent P. Small, Jr. from the Board of Directors effective April 13. Mr. Small, who was originally a member of Millennium Bank’s Board of Directors, joined the HNC Board of Directors after HNC acquired Millennium Bank. During the past year, HNB personnel have successfully established relationships with Millennium Bank clientele, fully integrating them into the Millennium Wealth Management & Private Banking customer base. Mr. Small noted that his future plans prohibited him from continuing to fully participate on the HNC Board.
Harleysville National Corporation, with assets of $3 billion, is the holding company for Harleysville National Bank (HNB). Investment Management and Trust services are furnished by Millennium Wealth Management & Private Banking, a division of HNB, with assets under management exceeding $1.6 billion. Cumberland Advisors, Inc., an SEC registered investment advisor specializing in fixed-income money management and equities using exchange-traded funds, is also a part of Millennium Wealth Management & Private Banking. Harleysville National Corporation stock is traded under the symbol, “HNBC” and is commonly quoted under Nasdaq National Market Issues. For more information, visit the HNC website at www.hncbank.com
# # #
This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the company's financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company's filings with the Securities and Exchange Commission.

483 Main Street, P.O. Box 195 ·Harleysville, Pennsylvania 19438-0195
1-800-423-3955 · www.hncbank.com